                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

[X]      Filed by Registrant

[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                   MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
                (Name of Registrant As Specified in its Charter)

     KENNETH KLIESCH, SECRETARY, MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
                 (Name of Person(s) Filing the Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No Fee Required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

1)       Title of each class of securities to which transaction applies:

                  N/A

2)       Aggregate number of securities to which transaction applies:

                  N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
                  N/A

4)       Proposed maximum aggregate value of transaction:

                  N/A

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

                  1)  Amount Previously Paid:

                           N/A

                  2)  Form, Schedule or Registration Statement No.:

                           N/A

                  3)  Filing Party:

                           N/A

                  4)  Date Filed:

                           N/A

                   MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
                                  377 Hoes Lane
                                Piscataway Centre
                          Piscataway, New Jersey 08854

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 14, 1997

                    -----------------------------------------

To the Stockholders of Master Glazier's Karate International, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Master Glazier's Karate International, Inc., a Delaware corporation (the "Company"), will be held on March 14, 1997, at the Company's offices at 9:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the purposes stated below:

         1. To elect three (3) directors to the Board of the Company for a one (1) year term;

         2. To ratify the appointment of Moore Stephens, P.C. as the Company's independent certified public accountants;

         3. To effect a reverse stock split of the Company's issued common stock, par value $.0001 per share ("Common Stock"), on the basis of one (1) new share of Common Stock for each five (5) shares of Common Stock outstanding (the "Reverse Stock Split");

         4. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 shares to 40,000,000 shares;

         5. To approve the sale by the Company and its five (5) wholly owned subsidiaries (collectively, hereinafter referred to as the "Subsidiaries") of substantially all of the assets of the Subsidiaries to the following purchasers: Central Bergen Karate, Inc., Southern Bergen Karate, Inc., Northern Bergen Karate, Inc., Northern Nassau Karate, Inc., and Central Nassau Karate, Inc. for an aggregate purchase price of $505,000 in cash and promissory notes (the "Sale Transaction"); and

         6. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         All Stockholders are cordially invited to attend the Annual Meeting. Only those Stockholders of record at the close of business on January 29, 1997 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Meeting.


                                  BY ORDER OF THE BOARD OF DIRECTORS
                                  OF MASTER GLAZIER'S KARATE INTERNATIONAL, INC.


February ___, 1997                 Mark Glazier, President

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 40 WALL STREET, NEW YORK, NEW YORK 10005.

                   MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
                                  377 Hoes Lane
                                Piscataway Centre
                          Piscataway, New Jersey 08854

                                 PROXY STATEMENT

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Master Glazier's Karate International, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held at the Company's offices on March 14, 1997 at 9:00 a.m., local time, and at any adjournments thereof (the "Annual Meeting").

         The Annual Meeting has been called to consider and take action on the following proposals:

         1. To elect three (3) directors to the Board of the Company for a one (1) year term;

         2. To ratify the appointment of Moore Stephens, P.C. as the Company's independent certified public accountants;

         3. To effect a reverse stock split of the Company's issued common stock, par value $.0001 per share ("Common Stock"), on the basis of one (1) new share of Common Stock for each five (5) shares of Common Stock outstanding (the "Reverse Stock Split");

         4. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 shares to 40,000,000 shares (the "Common Stock Proposal");

         5. To approve the sale by the Company and its five (5) wholly owned subsidiaries (collectively, hereinafter referred to as the "Subsidiaries") of substantially all of the assets of the Subsidiaries to the following purchasers: Central Bergen Karate, Inc., Southern Bergen Karate, Inc., Northern Bergen Karate, Inc., Northern Nassau Karate, Inc., and Central Nassau Karate, Inc. for an aggregate purchase price of $505,000 in cash and promissory notes (the "Sale Transaction"); and

         6. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Company's Board of Directors has taken unanimous affirmative action with respect to each of the foregoing proposals and recommends that the Stockholders vote in favor of each of the proposals. Only holders of record of common stock, $.0001 par value ("Common Stock"), of the Company at the close of business on January 29, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting.

         The principal executive offices of the Company are located at 377 Hoes Lane, Piscataway Centre Piscataway, New Jersey 08854 and its telephone number is
(908) 981-0077. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to Stockholders is February 12, 1997. The Company's Annual Report on Form 10-KSB for the fiscal year ended

December 31, 1995, including audited financial statements, and Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1996 are being sent to stockholders together with this Proxy Statement.

Voting at the Annual Meeting

         The Board of Directors of the Company has fixed the close of business on January 29, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 10,350,000 shares of the Company's common stock, $.0001 par value (the "Common Stock"), issued and outstanding, each of which is entitled to one (1) vote at the Annual Meeting. The Company has approximately 550 holders of record.

         The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained. The nominees to be selected as a Director named in Proposal 1, and the ratification of the selection of the Company's auditors identified in Proposal 2, must receive a plurality of the eligible votes cast at the Annual Meeting with respect to such proposals. The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock of the Company is necessary to approve and consent to (i) the Reverse Stock Split, (ii) the Common Stock Proposal, and (iii) the Sale Transaction. Accordingly, an abstention or broker non-votes with respect to Proposals 1 and 2 will have no effect on the outcome of the voting on these proposals and will have the effect as a negative vote on Proposals 3, 4 and 5. Brokers who hold shares in street name, may vote on behalf of beneficial owners with respect to Proposals 1, 2, 3 and 4. The Board of Directors recommends voting FOR Proposals 1, 2, 3, 4 and 5. Unless otherwise instructed, proxies solicited by the Board of Directors will be voted FOR Proposals.

         In order to vote in favor of or against any of the proposals at the Annual Meeting, stockholders may attend the Annual Meeting or deliver executed proxies to the Secretary of the Company at 377 Hoes Lane, Piscataway Centre, Piscataway, NJ 08854 on or before the date of the Annual Meeting. Stockholders attending the meeting may abstain from voting by marking the appropriate boxes designated as Abstain on the Proxy. Abstentions shall be counted separately and shall be used for purposes of calculating a quorum.

         It is not anticipated that any other matters will be brought before the

Annual Meeting.

Proxy Solicitation

         The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of capital stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

         Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournment thereof, and upon either of such deposits the proxy is revoked.

         ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE BOARD OF DIRECTORS WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

         None of the matters to be acted on at the Annual Meeting give rise to any statutory right of a Stockholder to dissent and obtain the appraisal of or payment for such Stockholder's shares.

                                  PROPOSAL ONE

TO ELECT THREE (3) DIRECTORS TO SERVE FOR ONE YEAR AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

         Under the certificate of incorporation of the Company ("Certificate of Incorporation"), the Board of Directors of the Company is required to be comprised of a minimum of one to a maximum of ten directors, with all directors elected by the stockholders each year at the annual stockholders meeting. The Company's board presently consists of two (2) directors whose terms expire at the Annual Meeting. Officers are elected annually by and serve at the discretion of the Board of Directors.


         The Board has nominated three (3) candidates to serve as directors two
(2) of whom are currently directors. The names and biographical summaries of the three (3) persons who have been nominated by the Board of Directors to stand for election at the Annual Meeting have been provided below for your information. The Board of Directors has proposed that these persons be elected at the Annual Meeting to serve until the next annual meeting of stockholders. The Proxies will be voted for the election of the three (3) nominees listed below as directors of the Company unless otherwise specified on the form provided. The vote of a majority of the capital stock, present and constituting a quorum at the Annual Meeting, will be necessary to elect the directors listed below. If, for any reasons, any of the nominees shall be unable or unwilling to serve, the Proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the enclosed Proxy. Abstentions shall be counted separately and shall be used for purposes of calculating quorum.

Biographical Summaries of Nominees for the Board of Directors

         Mark Glazier, has been President and Chairman of the Board of the Company since its inception and Chief Financial Officer of the Company since April 1996. He attended the American University in Washington, D.C. and also served as the Business Manager and Instructor at the Jhoon Rhee Institute, a karate school located in Kensington, MD, from 1981 - 1983. From 1984 to 1986, Mr. Glazier was a partner in, and Business Manager and Head Instructor of, USA Karate Institute, Inc. located in Bethesda and Gaithersburg, MD. Mr. Glazier subsequently opened USA Karate and Fitness, Inc. in 1986 and provided management to a number of martial art companies, including Tiger Schulman, Korean Martial Art Centers (located in New Jersey) and Pan American Tae Kwon Do (located in New Jersey). Mr. Glazier then opened the Company's Hasbrouck Heights location in 1987, its Whitehall and Bethlehem location in 1990, the Hackensack location in 1992 and the Paramus location in 1993. Mr. Glazier is a master in both karate and tae kwon do.

         Richard A. Schechtman, has been a Director of the Company since its inception. Since September 1988, Mr. Schechtman has been the store manager of Dinette Gallery/All America Oak Furniture, a furniture store located in Yonkers, New York. From July 1986 to September 1988, Mr. Schechtman was a top sales representative of such store. Mr. Schechtman graduated in 1983 from University of Michigan with a Bachelors of Arts degree in Psychology.

         Marc Zwetchenbaum, has served as general counsel since 1983 to Retail Recruiters/Spectra Professional Search International, Inc., a franchiser of personnel placement firms. Additionally, Mr. Zwetchkenbaum has served as outside counsel for Jan-Pro, a national commercial cleaning franchisor, as well as outside counsel for two major fitness corporations. He is a member of the Massachusetts, Rhode Island and Washington, D.C. bar associations. Marc Zwentchkenbaum, received his B.A., cum laude, from American University in 1979, and received his J.D. from the University of Miami School of Law in 1982.

Mark Glazier is the brother-in-law of Mr. Schechtman. Except for such relationship, there are no family relationships among any of the directors or executive officers of the Company.

         The Board of Directors unanimously recommends a vote FOR the election of Messrs. Glazier, Schechtman, and Zwentchkenbaum. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees.

Directors and Executive Officers

         Certain information concerning the Directors and Executive Officers of the Company is set forth below:

Name                    Age   Position(s) Held with Company
-----------------------------------------------------------

Mark Glazier            34    Chairman of the Board of
                              Directors, President and Chief Financial Officer

Donald Southerton1      42    Vice President of Operations

Richard A. Schechtman   34    Director

Kenneth Kliesch         53    Secretary

Larry Kaufman2          52    Chief Financial Officer and Secretary

---------------------------------
1 Donald Southerton's employment was terminated on August 30, 1996 2 Larry Kaufman's employment was terminated on April 15, 1996

Biographical Summaries

See "Biographical Summaries of Nominees for the Board of Directors" above for biographical summaries of Messrs. Glazier, Schechtman and Zwentchkenbaum.

         Donald Southerton, has been the Vice-President of Operations since September, 1995. Mr. Southerton has an extensive background in the martial arts industry. From 1975 to 1995, he operated a chain of martial arts studios in New York. Mr. Southerton is on the board of directors of Educational Funding Company, the nation's largest martial arts tuition billing company. He has also served as a board member of U.S. Martial Arts Schools with more than 1200 affiliates worldwide. Mr. Southerton's employment was terminated by the Company on August 30, 1996.

         Kenneth Kliesch, has been the Secretary of the Company since April, 1996 and has been the Director of Marketing and Merchandise Manager since 1992.

From 1988 to 1992, Mr. Kliesch owned and operated a Sir Speedy Printing franchise in Hoboken, N.J. From 1972 to 1988, Mr. Kliesch served as the Advertising Manager of United States Testing Co., Inc., a nationwide laboratory testing company.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board.

There are no family relationships among any of such persons, except that Mark Glazier, the Company's President and Chief Executive Officer, is married to Mr. Schechtman's sister.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company during the years ended December 31, 1994 and December 31, 1995 all Section 16(a) filing requirement applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows all the cash compensation paid or to be paid by the Company to the Chief Executive Officer, certain of the Company's executive officers and another employee who received in excess of $100,000 in annual salary and bonus, for the fiscal years ended December 31, 1995, 1994 and 1993:


                                                                     Annual Compensation             Long-Term Compensation

                                                                                                     Awards            Payouts

                                                                                                  Securities
                                                                                                  Underlying            All Other
Name and Principal Position                Year                   Salary ($)          Bonus      Options/SARs(#)       Compensation
(a)                                        (b)                       (c)               (d)            (g)                  (i)

Mark Glazier, President                    1995                   $284,549                           1,000,000
  and Chairman of the Board
                                           1994                   $282,700
                                           1993                   $249,673
All Executive Officers                     1995                   $346,440                           1,000,000
 as a Group (1 person)
                                           1994                   $282,700
                                           1993                   $249,673

Employment Agreement

         On March 30, 1993, the Company entered into an employment agreement for a five (5) year term (the "Employment Term") with Mark Glazier, President and Chairman of the Board of the Company. Pursuant to such employment agreement, Mr. Glazier received an annual salary of $260,000 per annum for the 1993 calendar year with annual ten percent (10%) increases, effective January 1, 1994. In addition, Mr. Glazier will have the option (the "Option") during the Employment Term to purchase up to twenty percent (20%) of the Company's Common Stock, so long as the Company achieves certain pre-tax earnings targets. If the Company achieves, earnings before interest, amortization, depreciation and the payment of taxes during the Employment Term, of not less than $500,000, $1,000,000 or $2,000,000 during any fiscal year, then Mr. Glazier shall have the right to purchase from the Company shares of Common Stock equal to 5%, 10% and 20% respectively, of the Company's

Outstanding Common Stock which shall be issued to him by the Company. "Outstanding Common Stock" means, as of December 31, of the relevant fiscal year, the number of shares of Common Stock issued and outstanding, excluding all shares of Common Stock issuable upon exercise of warrants, options or any other security exercisable or exchangeable for, or convertible into, shares of Common Stock. For the purposes of calculating whether Mr. Glazier is entitled to receive shares of Common Stock pursuant to the Option, the Company's earnings shall be calculated at the conclusion of each fiscal year during the employment term. The purchase price for the shares of Common Stock purchasable pursuant to the Option shall be equal to $.50 per share. The Company does not anticipate that such shares will be registered when issued nor have any rights with respect to the registration thereof been granted by the Company to Mr. Glazier. Such shares will be considered "restricted securities" under Rule 144, but other restrictions on transfer will not limit the transfer thereof by Mr. Glazier. The employment agreement also provides for the use by Mr. Glazier of a Company car and for bonuses and other incentive compensation as the Board of Directors deems appropriate, based upon the Company's operating performance or other reasonable criteria. The criteria to be used to determine the amount as Mr. Glazier's bonuses and other incentive compensation has not yet been set by the Board of Directors. It should be noted that Mr. Glazier will be involved in determining the bonus policies for the Company's employees. Although he will not directly participate in determining the amount of his own bonus, the policies instituted by the Company may influence his bonus. Such bonuses and other compensation may be substantial.

         On May 16, 1995, the Company issued to Mark Glazier, the Company's President, Chairman of the Board and founder, 1,000,000 options to purchase 1,000,000 shares of Common Stock (the "Options") at an exercise price of $.30 per share at any time prior to May 16, 2000. The Options were issued to Mr. Glazier pursuant to the terms of his employment agreement as a bonus for fiscal years ended 1993 and 1994.

                           PRINCIPAL STOCKHOLDERS AND
                          STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of the Record Date, certain information with regard to the beneficial ownership of outstanding shares of the Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Company's Common Stock; (ii) each director and executive officer individually; and (iii) all executive officers and directors of the Company as a group.

                                   Number of Shares       Percentage (%)
Name and Address                   of Common Stock        of Class
of Beneficial Owner                Beneficially Owned(1)  Outstanding (2)
-------------------                ---------------------  ---------------

Mark Glazier (3)                   4,917,667(4)           43.3%
c/o Master Glazier's
  Karate International, Inc.
377 Hoes Lane
Piscataway, NJ  08854

Richard A. Schechtman(5)                 ---              ---
98 Heritage Drive
New City, NY  10956

Fair Lane, LLC(6)                  1,500,000              14.5%
6900 N. Andrews Avenue
Suite 500
Fort Lauderdale, FL 33309

Kenneth Kliesch(7)                       ---              ---
c/o Master Glazier's
  Karate International, Inc.
377 Hoes Lane
Piscataway, NJ  08854

Directors and Officers
 as a Group (4 persons)              4,917,667(4)         43.3%
                                     ------------


--------------------

(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (4) to Item 403 of Regulation S-B of the Securities Exchange Act.
(2) Percentage of Class based upon 10,350,000 shares of Common Stock outstanding on the Record Date.
(3) Mr. Glazier is the Chairman of the Board, President and Chief Financial Officer of the Company.
(4) Includes 1,000,000 shares of Common Stock issuable to Mr. Glazier upon the exercise of an option held by him at an exercise price of $.30 per share. Excludes 5,333,334 shares of Common Stock issuable to Mr. Glazer upon the exercise of an option issued to Mr. Glazier in December 1996. Such option is exercisable commencing on April 17, 1997 at an exercise price of $.0001 per share. See "Certain Transactions".
(5)      Director.
(6) Excludes 3,000,000 shares of Common Stock issuable to Fair Lane, LLC upon the exercise of an option issued to Fair Lane, LLC in December 1996. Such option is exercisable commencing April 17, 1997 at an exercise price of $.0001 per share.
(7)      Mr. Kliesch is the Secretary of the Company.

                               RECENT DEVELOPMENTS

         On October 18, 1996, the Company entered into convertible preferred stock subscription agreements (the "Agreements") with each of Mark Glazier (the Registrant's President and Chairman of the Board), Fair Lane, LLC., Cristine Cowan, Euro Translation Limited and CRC Partners, Ltd. (collectively, the "Subscribers") pursuant to which the Subscribers purchased an aggregate of 750,000 shares of the Registrant's Series A Preferred Stock (the "Preferred Stock") for $1.20 per share. The shares of Preferred Stock were convertible at any time after April 18, 1997 into twenty (20) shares of the Registrant's Common Stock so long as the Company amended its Certificate of Incorporation to authorize a sufficient number of shares of Common Stock. Each share of Preferred Stock had ten (10) votes per share on matters presented to the shareholders for a vote.

         On December 26, 1996, the Company entered into a Stock Exchange Agreement (the "Stock Exchange Agreement") with Mark Glazier, Fair Lane, LLC, Cristine Cowan, Euro Translation Limited and CRC Partners, Ltd. (collectively, the "Preferred Stockholders") pursuant to which the Preferred Stockholders exchanged an aggregate of 750,000 shares of the Company's Series A Preferred Stock (the "Preferred Stock") for 5,000,000 shares (the "Common Shares") of common stock of the Company, par value $.0001 per share (the "Common Stock"), and 10,000,000 options (the "Investor Options") each exercisable to purchase one
(1) share of Common Stock. The Investor Options become exercisable on April 17, 1997 at an exercise price of $.0001 per share so long as not less than 30,000,000 shares of Common Stock are authorized for issuance. As a result of the transaction, there are currently no shares of Series A Preferred Stock issued and outstanding.

                              CERTAIN TRANSACTIONS

         On September 1, 1987, Mr. Glazier acquired all of the outstanding shares of Common Stock of Richard Raciti, Inc. ("Richard Raciti") for $9,907. Richard Raciti was incorporated on October 26, 1986 and operated a karate studio prior to the acquisition by Mr. Glazier. In September 1987, Mr. Glazier changed the name from Richard Raciti, Inc. to U.S.A. Karate & Fitness, Inc. and commenced operating a Karate Center in Hasbrouck Heights, NJ. In March 1993, this location was converted from a Karate Center into the Aerobics Center and changed its name to Body Motion Women's Aerobics, Inc. ("Body Motion"). Karate

students were afforded the opportunity to transfer to the Company's Karate Center in Hackensack, NJ. Body Motion was sold by the Company in April 1994.

         On January 22, 1990, Mr. Glazier incorporated Allentown Karate Associates, Inc., a Pennsylvania corporation ("Allentown Karate"). In January 1990, Mr. Glazier purchased 45 shares of Class A Voting Common Stock of Allentown Karate for $1149, Scott Van Dine, an instructor with the Company, purchased 45 shares of Class B Non-Voting Common Stock of Allentown Karate for $1148 and Allentown Karate commenced operating a Karate Center in Whitehall, PA.

         On August 28, 1990, Mr. Glazier incorporated Bethlehem Karate, Inc., a Pennsylvania corporation ("Bethlehem Karate"). In August 1990, Mr. Glazier purchased 40 shares of Class A Voting Common Stock and 50 shares of Class B Non-Voting Common Stock of Bethlehem Karate for $5,000, Jordan Belfort, formerly the President and principal stockholder of the Underwriter, purchased 10 shares of Class A Voting Common Stock and 100 shares of Class B Non-Voting Common Stock of Bethlehem

Karate for $40,000, and Bethlehem Karate commenced operating a Karate Center in Bethlehem, PA. In July 1991, Mr. Belfort made a capital contribution of $20,000 to Bethlehem Karate, and simultaneously therewith, Mr. Glazier surrendered, as a corresponding capital contribution, 10 shares of Class B NonVoting Common Stock of Bethlehem Karate to be retained as treasury shares. In December 1992, Mr. Belfort made an additional capital contribution of $100,000 to Bethlehem Karate, and simultaneously therewith, Mr. Glazier surrendered, as a corresponding capital contribution, 30 shares of Class A Voting Common Stock of Bethlehem Karate to be retained as treasury shares. As a result of these transactions, Mr. Glazier held 10 shares of Class A Voting Common Stock and 40 shares of Class B Non-Voting Common Stock of Bethlehem Karate and Mr. Belfort held 10 shares of Class A Voting Common Stock and 100 shares of Class B Non-Voting Common Stock of Bethlehem Karate. Mr. Glazier and Mr. Belfort in December 1992 entered into a Voting Trust Agreement, pursuant to which Mr. Glazier acquired the right to vote all shares of Voting Common Stock held by Mr. Belfort on all matters on which stockholders were entitled to vote. Mr. Glazier retains the right to vote the shares of the Company held by Mr. Belfort until the earlier of (i) the date on which Mr. Belfort transfers or sells his shares to the public and (ii) December 1, 1998. However, on September 17, 1993, Mr. Belfort sold all share of Common Stock held by him to MG Holdings, Inc., a Delaware corporation wholly owned by Mr. Glazier, and therefore, the Voting Trust Agreement was simultaneously canceled.

         On July 2, 1991, Mr. Glazier incorporated Master Glazier's Karate International, Inc., a New Jersey corporation ("MGKI-NJ"). In August 1992, Mr. Glazier purchased 100 shares of Common Stock of MGKI-NJ for $33,188 and MGKI-NJ commenced providing management, marketing and financial advisory services to the Karate Centers.

         In July 1992, Mr. Glazier made a non-interest bearing loan of $64,984 to the Company and, in January 1993, Mr. Glazier loaned $100,000 to the Company in exchange for an 8% promissory note.


         On August 25, 1992, Mr. Glazier incorporated Paramus Karate, Inc., a New Jersey corporation ("Paramus Karate"). In August 1992, Mr. Glazier purchased 100 shares of Common Stock of Paramus Karate for $1.00. In May 1993, Paramus Karate commenced operating as a Karate Center in Paramus, NJ.

         On September 16, 1992, Mr. Glazier incorporated Hackensack Karate, Inc., a New Jersey corporation ("Hackensack Karate"). In September 1992, Mr. Glazier purchased 100 shares of Common Stock of Hackensack Karate for $1.00. In December 1992, Hackensack Karate commenced operating a Karate Center in Hackensack, NJ.

         On January 1, 1993, Mark Glazier, the Company's President and founder, loaned $100,000 to MGKI-NJ in exchange for an 8% promissory note due upon demand. As a result of the merger of MGKI-NJ with and into the Company, the Company assumed the obligation to repay such note by operation of law. This loan was repaid by the Company in October 1993, utilizing a portion of the proceeds from the Company's initial public offering of securities.

         The Company was incorporated on March 23, 1993. None of the Company's securities were issued prior to March 31, 1993. As of that date, the Company purchased 45 shares of Class B NonVoting Common Stock of Allentown Karate from Scott Van Dine, an instructor with the Company, and delivered 55,000 shares of the Company's Common Stock as payment therefor. As a result of such transaction, the shares of Class B Non-Voting Common Stock repurchased from Mr. Van Dine were canceled, Mr. Van Dine became the sole stockholder of the Company and Mr. Glazier became the sole shareholder of Allentown Karate.

         In April, 1993, Mr. Glazier transferred (i) 100 shares of Common Stock of Body Motion, representing all of the outstanding shares of capital stock of Body Motion, for 10 shares of Class B NonVoting Common Stock of Bethlehem Karate, (ii) 45 shares of Class A Common Voting Stock of Allentown Karate, representing all of the outstanding shares of capital stock of Allentown Karate, for 10 shares of Class A Voting Common Stock of Bethlehem Karate, (iii) 100 shares of Common Stock of Hackensack Karate, representing all of the outstanding shares of capital stock of Hackensack Karate, for 10 shares of Class A Voting Common Stock of Bethlehem Karate and (iv) 100 shares of Common Stock of Paramus Karate, representing all of the outstanding shares of capital stock of Paramus Karate, for 10 shares Class A Voting Common Stock of Bethlehem Karate. As a result of such transactions, Mr. Glazier owned an aggregate of 40 shares of Class A Voting Common Stock and 50 shares of Class B Non-Voting Common Stock of Bethlehem Karate, Mr. Belfort owned an aggregate of 10 shares of Class A Voting Common Stock and 100 shares of Class B Non-Voting Common Stock of Bethlehem Karate, and Bethlehem Karate held all of the outstanding capital stock of Body Aerobics, Allentown Karate, Hackensack Karate and Paramus Karate.

         Effective as of June 25, 1993, Bethlehem Karate and MGKI-NJ were merged with and into the Company. Pursuant to the terms of the merger, each outstanding share of Bethlehem Karate was entitled to receive 7,500 shares, and each outstanding share of MGKI-NJ was entitled to receive 1,500 shares, of the Company's Common Stock.

         On the effective date of the merger, Mr. Glazier received an aggregate of 675,000 shares of the Company's Common Stock in exchange for 40 shares of Class A Voting Common Stock and 50 shares of Class B Non-Voting Common Stock of Bethlehem Karate as well as 150,000 shares of the Company's Common Stock in exchange for 100 shares of Common Stock of MGKI-NJ. In addition, Mr. Belfort received an aggregate of 825,000 shares of the Company's Common Stock in exchange for 10 shares of Class A Voting Common Stock and 100 shares of Class B Non-Voting Common Stock of Bethlehem Karate. Effective as of June 26, 1993, the Company effected a 1.81818-for-one stock split with respect to the shares of its Common Stock.

         In view of the NASDAQ Industry Panels initial decision regarding the rejection of the Company's listing application, on September 17, 1993, MG Holdings, Inc., a Delaware corporation wholly-owned by Mr. Glazier ("MG Holdings"), and Mr. Belfort entered into a Stock Purchase Agreement, pursuant to which MG Holdings purchased one million five hundred thousand (1,500,000) shares of Common Stock from Mr. Belfort. As consideration for such shares of Common Stock, MG Holdings delivered a promissory note to Mr. Belfort in the aggregate principal amount of $3,750,000, bearing interest at the rate of four percent (4%) per annum and due and payable on September 20, 1995. Simultaneously therewith, Mr. Belfort and Mr. Glazier canceled the Voting Trust Agreement. As a result, Mr. Belfort does not hold any shares of capital stock of the Company, nor does he have any rights to acquire shares of capital stock of the Company.

         On May 16, 1995, the Company issued to Mark Glazier, the Company's President, Chairman of the Board and founder, 1,000,000 options to purchase 1,000,000 shares of Common Stock (the "Options") at an exercise price of $.30 per share at any time prior to May 16, 2000. The Options were issued to Mr. Glazier pursuant to the terms of his employment agreement as a bonus for fiscal years ended 1993 and 1994.

         In connection with the execution by the Company of the lease for the Karate Center located in Hackensack, Mr. Glazier has agreed to personally guarantee the Company's obligations thereunder. In exchange for such guarantees, the Company has agreed to indemnify Mr. Glazier with respect to any loss he may incur in connection therewith.

         On October 24, 1996 the Company received a partnership distribution of $379,500 from HEP II, a limited partnership in which the Company is an investor. In April 1996, the Company invested $1,500,000 in HEP II for the purpose of making two (2) motion pictures.

         In connection with the sale of substantially all of the assets of two
(2) of the Company's karate centers, the Great Neck location and the Hicksville location, the Company paid $76,375 to two (2) of its landlords to secure the consent of such landlords to the assignment of the leases by the Company to the purchasers of such karate schools. In addition, the Company remains a guarantor of certain of the Purchaser's obligations under the Hicksville lease. See "The Sales Transaction."

                                  PROPOSAL TWO

         TO RATIFY THE SELECTION OF THE FIRM OF MOORE STEPHENS, P.C. AS
                 INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY

The Board of Directors concluded that the continued engagement of Moore Stephens, P.C. as the Company's independent public accountants for the 1996 fiscal year was in the best interests of the Company. The Board of Directors recommends that Stockholders ratify its choice of Moore Stephens, P.C.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Moore Stephens, P.C. as independent public accountants for the Company. Unless marked to the contrary, proxies received from stockholders will be voted in favor of the proposed amendment.

                                 PROPOSAL THREE

                               REVERSE STOCK SPLIT

         General. The stockholders of the Company are being asked to approve a one-for-five reverse stock split of the Common Stock of the Company (the "Reverse Stock Split") which may be considered a modification or exchange of securities invoking the requirements of Item 12 of Rule 14a-101 of the Securities Exchange Act of 1934. In compliance therewith, the Company has attached hereto its Annual Report on Form 10-KSB for the year ended December 31, 1995 which is incorporated by reference herein.

         The Board of Directors believes that it would be in the best interests of both the Company and its stockholders to effect the Reverse Stock Split of one share of newly issued share of Common Stock ("New Common Stock") for each five (5) shares of the Company's presently issued and outstanding Common Stock. This amendment has been adopted by the Board of Directors subject to approval of the Company's stockholders. Approval will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, not to proceed with the Reverse Stock Split, if, at any time prior to filing the amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

         The Company is authorized to issue 15,000,000 shares of Common Stock, $.0001 par value, of which 10,350,000 shares were issued and outstanding at the close of business on the Record Date. As proposed and if effected, the Reverse Stock Split would reduce the number of issued and outstanding shares to approximately 2,070,000. The proposed Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company. Neither the par value of the Common Stock nor any rights presently accruing to holders of Common Stock would be affected by this transaction.

         To effect this one-for-five reverse stock split of the Common Stock of the Company, shareholder approval is sought to amend Article Fourth of the Company's Certificate of Incorporation relating to the authorized capital stock with the following:

                  "FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is sixteen million (16,000,000) shares, fifteen million (15,000,000) of which shall be shares of common stock, $.0001 par value per share, and one million (1,000,000) of which shall be shares of preferred stock, $.0001 par value per share.

                  Each five (5) shares of the corporation's common stock, $.0001 par value per share, issued and outstanding as of the close of business on the date of this Certificate of Amendment is filed shall be converted into one (1) share of the corporation's common stock, $.0001 par value per share, so that each share of the corporation's common stock issued and outstanding is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued, but in lieu thereof, stockholders who ostensibly would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by five (5) will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to receive one (1) additional share of common stock for any fractional share they may be entitled to."

Reasons for the Proposed Stock Split. The Company's Common Stock is traded on The Nasdaq SmallCap Market ("Nasdaq"). Under the rules of Nasdaq in order to qualify for continued quotation of securities on Nasdaq, the Company, among other things, must have either (i) $2,000,000 in assets, $1,000,000 in stockholder equity and a minimum bid price of $1.00 per share (the " Minimum Bid Requirement") or alternatively (ii) $2,000,000 in total capital and surplus, and $1,000,000 in market value of public float (the "Capital/Market Value Requirement"). On January 17, 1997, the Company's Common Stock had a closing bid price of $.50 per share.

         On August 21, 1996, the Staff of Nasdaq advised the Company that the Company failed to satisfy the Minimum Bid Requirement and the Capital/Market Value Requirement with respect to its shares of Common Stock. The Company was then provided 90 days to comply with either of such requirements in order to continue the listing of its Common Stock on Nasdaq. Failure to do so would result in delisting the Company's shares of Common Stock. On November 5, 1996, the Staff notified the

Company that it had satisfied the Capital/Market Value Requirement, and therefore, granted continued listing of the Company's Common Stock.

         The Board of Directors believes that a Reverse Stock Split will, among other things, enable the Company to meet the Minimum Bid Requirement as well. Furthermore, a relatively low stock price may affect not only the liquidity of the Company's Common Stock, but also its ability to raise additional capital through the sale of equity securities. Thus, the Company believes that the expected increase in trading price is expected to be attractive to the financial community, the investing public, and to users of the Company's services.

         The Board of Directors is hopeful that a decrease in the number of shares of Common Stock outstanding, as a consequence of the proposed Reverse Stock Split, and the anticipated corresponding increase price per share will stimulate interest in the Company's Common Stock and possibly promote greater liquidity for the Company's Common stockholders with respect to those shares presently held by them. However, the possibility does exist that such liquidity could be adversely affected by the reduced number of shares which would be outstanding if the proposed Reverse Stock Split is effected.

         If, in the future, the Company is unable to satisfy either the Minimum Bid Requirement or the Capital/Market Requirement, trading, if any, in the Company's securities would be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets", or the NASD Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotation as to the price of, the securities of the Company. In addition, if the securities are removed from Nasdaq, they could be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities.

         Management of the Company is not aware of any present efforts of any persons to accumulate Common Stock or to obtain control of the Company, and the proposed Reverse Stock Split is not intended to be an anti-takeover device. The amendment is being sought solely to enhance the image of the Company, its corporate flexibility, and to price the Common Stock in the price range that would meet the Minimum Bid Requirement and be more acceptable to the brokerage community, and to investors generally.

Exchange of Stock Certificates. If the Reverse Stock Split is approved by the Company's stockholders, the Company will instruct its transfer agent to act as its exchange agent (the "Exchange Agent") and to act for holders of Common Stock in implementing the exchange of their certificates.

         Commencing on the effective date of the Reverse Stock Split (the "Effective Date"), stockholders will be notified and requested to surrender their certificates representing shares of Common Stock to the Exchange Agent in exchange for certificates representing New Common Stock. One share of New Common Stock will be issued in exchange for each five (5) presently issued and outstanding shares of Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of New Common Stock.

Liquidation of Fractional Shares. No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. Stockholders who ostensibly would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by five (5) will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to receive one

(1) additional share of Common Stock for any fractional share they may be entitled to. Stockholders may now hold "odd lots" as a result of the Reverse Stock Split and as such may be subject to increased transaction costs on the sale of their Common Stock.

         Stockholders are encouraged to surrender their certificates to the Exchange Agent for certificates evidencing whole shares of the Common Stock due them for fractional interests.

Federal Income Tax Consequences. The Reverse Stock Split should not result in the recognition of gain or loss (except in the case of additional shares received for fractional shares as described below). The holding period of the shares of New Common Stock will include the stockholders' respective holding periods for the shares of Common Stock exchanged therefore, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the Common Stock exchanged therefore, reduced by the basis applicable to the receipt of additional shares in lieu of fractional shares described below.

         A stockholder who receives additional shares in lieu of fractional shares will be treated as if the Company would issue additional shares to him. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the number of additional shares received and the basis of his old Common Stock applicable to such fractional shares had they actually been issued. Such gain or loss shall be a capital gain or loss (if such stockholder's Common Stock was held as a capital asset), any such capital gain or loss shall generally be long-term capital gain or loss to the extent such stockholder's holding for his Common Stock exceeds twelve months.

No Dissenter's Rights. Under Delaware law, stockholders are not entitled to dissenter's rights of appraisal with respect to the Reverse Stock Split.

                                  PROPOSAL FOUR

                   INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                           COMMON STOCK OF THE COMPANY


         The Board of Directors has voted to amend the Certificate of Incorporation to increase the number authorized shares of Common Stock from 15,000,000 shares, par value $.0001 per share, to 40,000,000 shares, par value $.0001 per share, subject to the approval of the majority of the stockholders of the Company (the "Common Stock Proposal"). The Board of Directors determined that such amendment is advisable and directed that the proposed amendment be considered at the Annual Meeting of Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve the Common Stock Proposal.

         To effect this increase in the number of authorized shares of Common Stock of the Company, shareholder approval is sought to amend Article Fourth of the Company's Certificate of Incorporation relating to the authorized capital stock with the following:

                  "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 41,000,000, 40,000,000 of which are common shares, par value of $.0001 per share, and 1,000,000 of which are preferred shares, par value $.0001 per share.

         There are no present agreements, understandings, or arrangements for the issuance of the additional shares of Common Stock that would be authorized by the above described Amendment, except that the approval of the Common Stock Proposal will enable the holders of the Investor Options to exercise such options for up to 10,000,000 shares of Common Stock. In the event that the Investor Options are exercised, the current stockholders will experience substantial dilution of their investment. See "Recent Developments."

Reasons For Proposed Increase in Authorized Shares. The Board of Directors believes that this increase is desirable for a number of reasons. The Board of Directors believes that by increasing the number of authorized shares, the Company will be afforded greater flexibility to raise additional funds, to compensate employees and consultants and to make strategic acquisitions, if and when the opportunity arises. In addition, in connection with a private placement of the Company's securities, the Company issued options to purchase an aggregate of 10,000,000 shares of common Stock (or 2,000,000 shares should the Reverse Stock Split be approved by the Company's stockholders) during the two (2) year period commencing on April 17, 1997, or such later date as the Company increases its number of authorized shares of Common Stock to not less than 30,000,000 shares. See "Recent Developments." Accordingly, an increase in the number of shares of Common Stock will also enable the Subscribers to exercise such options.

         The Board of Directors recommends that stockholders vote "FOR" the foregoing amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15,000,000 shares to 40,000,000 shares.


                                  PROPOSAL FIVE

                              THE SALE TRANSACTION

THE COMPANY AND THE SUBSIDIARIES

         The Company, which was incorporated on March 22, 1993, manages and operates Master Glazier Karate Centers (the "Karate Centers") located in New Jersey, New York and Pennsylvania through its several wholly-owned subsidiaries (the "Subsidiaries"). The Company was formed to acquire and operate several companies engaged in the martial arts instruction service business which it now operates through its Subsidiaries. The Company's Subsidiaries are the successors to the businesses operated by several companies with which the Company has merged or which the Company has acquired. The Company presently operates seven
(7) Karate Centers.

         The principal executive offices of the Company and the Subsidiaries are located at 377 Hoes Lane, Piscataway Centre, Piscataway, New Jersey 08854. Their telephone number is (908) 981-0077.

THE PURCHASERS

         Northern Bergen Karate, Inc., a New Jersey corporation, Central Bergen Karate, Inc., a New Jersey corporation, Southern Bergen Karate, Inc., a New Jersey corporation, Northern Nassau Karate, Inc., a New York corporation, and Central Nassau Karate, Inc., a New York corporation (collectively, the "Purchasers" or "Tiger Schulmann's Karate") were formed in 1996. They were created specifically for the purpose of engaging in the Sale Transaction. Pending the successful completion of the Sale Transaction, the Purchasers will own and operate the Karate Centers under the trade name "Tiger Schulmann's Karate" , a registered trademark of UAK Management, Inc. ("UAK"). UAK will provide management services to the Purchasers. The principal executive offices of the Purchasers are located at c/o UAK Management, Inc., 40 Eisenhower Drive, Paramus, New Jersey, telephone number (201) 368- 0707. Following consummation of the Sale Transaction, the Purchasers' entire business will consist of owning and operating the Karate Centers.

THE ASSET PURCHASE AGREEMENTS

         The following is a summary of the material provisions of the Purchase Agreements and is qualified in its entirety by reference to the complete text of the Purchase Agreements, a copy of which is attached (including exhibits thereto, but excluding schedules) as an exhibit hereto. Terms which are not otherwise defined in the summary or elsewhere in this Proxy Statement shall have the meanings set forth in the Purchase Agreements.

THE SALE

         Upon the terms and subject to the conditions of the Purchase

Agreements, effective on the Closing Date, (i) the Company and the Subsidiaries will sell and transfer, and the Purchasers will purchase and acquire, the Assets (as described below) and (ii) the Company and the Subsidiaries will transfer and delegate to the Purchasers, and the Purchasers will assume and agree to pay, perform and discharge (the extent not paid, performed or discharged prior to the Closing Date) the Assumed Liabilities (as described below).

ASSETS

         The Assets being transferred pursuant to the Purchase Agreements include all of the right, title and interest of the Company and the Subsidiaries in and to (i) all Equipment (as defined in the Purchase Agreements), and (ii) contracts, agreements and commitments specified in the Purchase Agreements, including, but not limited to, the lease agreements for the leased five (5) Karate Centers' premises, including leasehold improvements, subject to the approval of their respective lessors.

LIABILITIES

         The Assumed Liabilities include all liabilities and obligations of the Subsidiaries and the Company which relate to the leases, agreements contracts and commitments transferred to the Purchasers under the Purchase Agreements. The Purchasers will not assume any liabilities or obligations of the Subsidiaries and the Company other than the Assumed Liabilities.

CONSIDERATION

         In consideration for the purchase of the Assets, the Purchasers will pay to the Company an aggregate of $505,000 at the Closing, consisting of $225,000 in cash (the "Cash")(which is currently being held in escrow) and an aggregate of $280,000 in three promissory notes (the "Notes"; the Cash and Notes are hereinafter referred to collectively as the "Purchase Price"), and will assume all of the Assumed Liabilities. The Purchase Price for each school is $100,000, except for the Great Neck location, the purchase price is $105,000. Northern Bergen Karate, Inc. has paid $5,000 in cash into escrow and will deliver a promissory note to Ramsey Karate Center, Inc. in the amount of $95,000 on the Closing Date; Central Bergen Karate, Inc. has paid $100,000 in cash into escrow; Southern Bergen Karate, Inc. has paid $100,000 in cash into escrow; Northern Nassau Karate, Inc. will deliver a promissory note to Great Neck Karate, Inc. in the amount of $105,000 on the Closing Date; and Central Nassau Karate, Inc. has paid $20,000 in cash into escrow and will deliver a promissory note to Hicksville Karate, Inc. in the amount of $80,000 on the Closing Date. The Purchase Price was determined by negotiation between the Company and the Purchasers. The Company did not utilize an appraisal or other independent determination of asset value nor did the Company obtain a fairness opinion.

         The three Notes are in the aggregate principal amount of $280,000 and do not bear interest. The Notes are to be repaid in monthly installments over a thirty (30) month period following the Closing Date. The Company and the Subsidiaries will receive a security interest in all the Assets being transferred to the Purchasers pursuant to the Purchase Agreements as collateral for the obligations set forth in the Notes. The Notes are also to be personally guaranteed by Daniel Schulmann, President of UAK Management, Inc. Management of the Company is well acquainted with Mr. Schulmann and believes that he possesses substantial experience in the operation of martial arts instruction centers. Management believes that repayment in full of the outstanding principal amount of the Notes is probable and, if such repayment should not be forthcoming, that the pledged collateral and personal guarantee provided by Mr. Schulmann will in all likelihood enable the Company to receive the full principal amount thereof.

         In connection with the sale of the Great Neck location and the Hicksville location, the Company paid $76,375 to two (2) of its landlords to secure the consent of such landlords to the assignment of the leases by the Company to the purchasers of such karate schools. In addition, the Company remains a guarantor of certain of the Purchaser's obligations under the Hicksville lease.

THE CLOSING

         It is anticipated that the sale and transfer of the Assets to, and the assumption of the Assumed Liabilities by, the Purchasers will take place at such time as the Company, the Subsidiaries and the Purchasers agree in writing. In any event, the Closing is to occur on or before March 31, 1997, unless extended by the Company to no later than May 31, 1997. (See "THE ASSET PURCHASE AGREEMENT -- Conditions to Closing.") The date of the Closing is referenced to herein as the "Closing Date." Pending the Closing, the Assets will be operated and managed by the Purchasers, pursuant to the terms of individual Operating Agreements by and among the Subsidiaries and each of the Purchasers dated the same date of the Purchase Agreements (the "Operating Agreements"). The Purchase Agreements are subject to the satisfaction of certain customary conditions including the approval of a majority of stockholders of the Company. In the event that the Sales Transaction fails to close, the Subsidiaries and the Purchasers will return to their positions prior to the signing of the Purchase Agreements and the Operating Agreements, except for assets of two (2) of the Subsidiaries (Ramsey and Hackensack) which will be sold to the Purchasers on identical terms as stated herein. See "THE ASSET PURCHASE AGREEMENTS-Consideration." In essence, the Assets would be returned to the Subsidiaries, and the Cash previously placed in escrow by the Purchasers would be returned to same.

REPRESENTATIONS AND WARRANTIES

         The Purchase Agreement contains certain representations and warranties of the parties relating to, among other things: (i) their organization and good standing; (ii) the execution, delivery and performance of the Purchase Agreement; (iii) the legality, validity and enforceability thereof against the parties, and the non-contravention of, and lack of conflict with, the Articles of Incorporation or by-laws of the parties, the terms of any lien or any contract of agreement to which any of the parties is bound, or any provision of any statute, law, ordinance or administrative rule or regulation, license or order of any governmental authority or any judicial, administrative or arbitration order, award, judgement, writ, injunction or decree; (iv) the receipt of requisite consents and approvals; (v) title to the Assets; (vi) the condition of the Assets; and (vii) the absence of litigation and other legal proceedings.

CERTAIN COVENANTS

         The Purchase Agreement contains certain covenants and agreements of the parties that are customary for transactions similar to the Sale Transaction and include the agreement, among other things: (i) by all parties to not publicly reveal any information relating to the operation of the Assets which is not specifically already a matter of public record; (ii) by the Buyer to maintain and operate the Assets in accordance with past practice; and (iii) by the Company, the Subsidiaries and Mark Glazier, in his individual capacity, to not take any action that could result in the creation or acquisition of a competing business similar to the facilities transferred thereby, except for investments by the Company, the Subsidiaries or Mark Glazier in securities traded on a national stock exchange or the over-the-counter market which do not exceed five (5%) percent of the total outstanding shares of such securities.

CONDITIONS TO CLOSING

         The obligations of the parties to consummate the Sale Transaction on the Closing Date shall be subject to the prior satisfaction, or waiver, of certain conditions including: (i) receipt of all necessary consents and/or approvals to the Sales Transaction, including the approval of the Company's stockholders (except for the sale of the assets of Ramsey and Hackensack which do not require such consent) as well as any Landlord's consents; and (ii) the absence of any actual or threatened suit, action or proceeding to restrain, enjoin or otherwise prevent the consummation of the Sale Transaction, or any other action, suit, claim, investigation or proceeding against the parties.

INDEMNIFICATION

         The Company and its Subsidiaries have agreed to jointly indemnify, defend and hold harmless the Purchaser and its respective directors, officers, employees, shareholders and any Affiliates of the foregoing, and their successors and assigns (collectively, the "Buyer Group") from and against any and all losses, liabilities, expenses, claims, Liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") suffered or incurred by the Buyer Group which, directly or indirectly, arise out of, result from or relate to (i) the operation of the business prior the signing date of the Purchase Agreements, (ii) any material inaccuracy in or any breach of any repre sentation or warranty of the Company or its Subsidiaries contained in the Purchase Agreements or in any other document contemplated by the Purchase Agreements and (iii) any claim brought by a shareholder of the Company.

         (b) The Buyer has agreed to indemnify, defend and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, and shareholders, and any Affiliates of the foregoing, and their successors and assigns from and against any and all Losses suffered or incurred by them which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation or warranty of the Buyer contained in the Purchase Agreements and
(ii) the operation of the Assets following the date hereof.

         (c) The obligations of the Company and its Subsidiaries to indemnify, defend and hold harmless the Purchaser pursuant to the Purchase Agreements and other related documents shall not exceed the amount of the Purchase Price paid by the Purchaser (See "THE ASSET PURCHASE AGREEMENTS-Consideration"), other than the obligations to indemnify the Purchaser for Losses relating to any tax liabilities or any action initiated by the United States Securities and Exchange Commission or other securities authority involving the transactions contemplated thereby (which shall not be so limited as provided herein).

         (d) The Company and its Subsidiaries have agreed to indemnify, defend and hold harmless the Purchaser and its respective directors, officers, employees, shareholders and any Affiliates of the foregoing, and their successors and assigns from and against any losses arising from the refund of any money paid to the Company and its Subsidiaries by any client thereof, transferred under the Purchase Agreements to the Purchaser, under a student contract with the Company or any of its Subsidiaries if it is determined the loss is not the fault of the Purchasers. A claim shall not be determined to be the fault of the Purchaser if it results from the initial change in instructors, instructional style or schedule of instruction, or a conflict in personalities between the instructor and the student. A claim based on the intentional misconduct or negligence of the Purchaser, its employees or independent contractors shall be considered to be the fault of the Purchaser.

TERMINATION

         The Purchase Agreements may be terminated (i) upon written consent of the parties, (ii) by the Company or its Subsidiaries, in the event that the conditions contained in Article VII have not been satisfied by the Closing Date; provided however, that the Company and its Subsidiaries shall reimburse Purchaser for its expenses in an amount not to exceed $200,000 if the Company's failure to close is as a result of the Company's failure to receive the Shareholder Approval or (iii) by the Purchaser, in the event that the Closing has not occurred by May 31, 1997 as a result of the Company's or its Subsidiaries' inability to close (such date being the "Termination Date").

BACKGROUND AND REASONS FOR THE SALES TRANSACTION

         During the two year period following the Company's initial public offering in 1993, the Company pursued an aggressive expansion program. The Company long believed that by increasing the number of students and overall revenues it would reduce its overhead costs per student. This would enable the Company to operate profitably. However, after some time, it became apparent to management that despite having ample capital, the Company was incapable of training and developing a sufficient number of instructors skilled in the

Company's style of martial arts in order to staff the opening of several new Karate Centers.

         The Company then aggressively pursued acquiring existing martial arts centers. However, because of the Company's unique style of martial arts instruction and the fragmented, "mom and pop" nature of the martial arts industry, it was difficult to identify numerous appropriate acquisition candidates. The Company discussed potential transactions with a limited number of acquisition targets, including UAK Management, Inc. (d/b/a "Tiger Schulmann's Karate"). After unsuccessful attempts at negotiating an acceptable acquisition transaction and for the reasons set forth below, the Company refocused its attention to divesting its unprofitable Karate Centers. During the past two fiscal years ending December 1995 and 1994, the Company recorded a net loss of $1,081,242 and $1,045,789, respectively, and for the nine months ended September 30, 1996, the Company recorded a net loss of $441,852. It is anticipated that the Company will also incur a net loss for the year ended December 31, 1996.

         Since the Company has been unable to operate profitably, and because the Company could neither expand its business internally (by training and developing an adequate number of instructors) or by acquiring other martial arts instruction centers, management believes that the sale of unprofitable Karate Centers is in the best interests of the Company's stockholders.

         Having been in the martial arts industry for many years, management was intimately familiar with significant players in the industry. Once the decision was made by the Company's Board of Directors to pursue a divestiture strategy, the Company then considered a variety of possible purchasers. After some deliberation, the Company determined that given the substantial potential liability to the Company from pre-paid student contracts and from real estate leases, the Company elected to pursue purchasers with extensive experience in teaching the martial arts as well as purchasers with substantial financial means.

         The Company believes that Tiger Schulmann's Karate is an ideal purchaser. Tiger Schulmann has been instructing students in the martial arts since 1982 and currently operates 30 martial arts centers in Pennsylvania, New Jersey and New York. Because Tiger Schulmann has had unparalleled success in opening and operating martial arts instruction centers over the last fifteen years, the Company believes that Tiger Schulmann is well suited to assume the on-going obligations at the Karate Centers.

         Following the closing of the Sales Transaction, the Company anticipates using the proceeds from the Sales Transaction to acquire an alternative business. However, no definitive agreement or arrangement have been made regarding such a transaction.

RECOMMENDATION OF THE BOARD OF DIRECTORS


         The Board of Directors believes that the Sale Transaction is fair to and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has unanimously approved the Sale Transaction and recommends to the Company's stockholders that they vote FOR the approval of the Sale Transaction.

         In reaching its conclusions, the Board of Directors considered, among other things, the following material factors:

         (1) A range of alternative strategic options (including sales of assets or the entire Company and elimination or reduction of costs) out of which options the Sales Transaction presented the best opportunity to the Company to enhance shareholder value, all as more fully described under "THE SALE TRANSACTION -- Background and Reasons for the Sale Transaction."

         (2) Information concerning the financial performance, condition, business operations and prospects of the Company. See "THE SALE TRANSACTION -- Background and Reasons for the

Sale Transaction" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

         (3) The relatively small number of potential acquirors, due in great measure to the necessity of finding a purchaser that it is skilled in managing high-volume, high-expense martial arts centers as well as providing exceptional martial arts instruction to the Company's existing students and would be willing to undertake operations in the difficult New York/ New Jersey market, and the inability of the Company to negotiate with any of such potential acquirors a definite agreement with terms more favorable than the Sale Transaction.

         (4) The proposed terms and structure of the Sale Transaction and the terms and conditions of the Purchase Agreements. In this regard the Board also considered the ability of the Company to terminate the Purchase Agreements, upon the occurrence or non-occurrence of certain events (including upon the failure of the Company's stockholders to approve the transaction), as described more fully under the captions "THE ASSET PURCHASE AGREEMENT -- Termination."

         (5) The ability to consummate the Sale Transaction without restricting, limiting or altering the rights of the stockholders of the Company. See "THE SALE TRANSACTION -- Interests of Certain Persons in the Sale Transaction" and "Effect of the Sale Transaction on the Company's Stockholders."

         (6) The perceived motivation of the Purchasers and their executives and the Purchasers' financial condition, which factors underscored the Purchasers' earnest intent to consummate the Sale Transaction and demonstrated the Purchasers' financial ability to assume the obligations and liabilities associated with the Purchasers' assumption of the Subsidiaries' leases, as well as the Purchasers' assumption of the assigned student contracts.

         (7) The recommendation of the Company's management to enter into the

Sale Transaction.

         (8) The extensive experience of the Purchasers' management Company, UAK Management, Inc., in martial arts instruction center operations, which provided the Company with a high level of comfort as to the ability of the Purchasers to operate the Karate Centers profitably and therefore meet its payment obligations under the Notes.

         (9) The offer by Daniel Schulmann, the principal of Tiger Schulmann's Karate, to personally guarantee payment to the Company of the Notes of the Purchasers.

         (10) The offer by Daniel Schulmann, the principal of Tiger Schulmann's Karate, to personally guarantee certain of the Purchasers' obligations under certain of the assigned leases.

         (11) The opportunity to materially reduce overhead expenses and potential liabilities as a result of the sale of the Karate Centers.

         In light of these factors and the consideration to be received in connection with the Sale Transaction, the Board determined that the Sale Transaction was in the best interests of the Company and its stockholders. The Board took into account the fact that only a relatively small number of parties expressed interest in acquiring the Karate Centers, it was reasonably unlikely that the Company would receive, in the foreseeable future, offers to engage in alternative transactions on terms more favorable to the Company and its stockholders than those offered by the Purchasers.

         The Company has, in its capacity as sole stockholder of the Subsidiaries, approved the Sale Transaction and has authorized the Subsidiaries's consummation thereof, contingent on the approval by the Company's stockholders of the Sale Transaction.

INTERESTS OF CERTAIN PERSONS IN THE SALE TRANSACTION

         In considering the recommendation of the Board with respect to the Sale Transaction, stockholders should be aware that Mark Glazier, the Company's President and Chairman of the Board, stands to indirectly benefit from the Sale Transaction. One of the leases that would be assigned to the Purchasers requires Mr. Glazier to personally guarantee the payment of rent under the lease. Should the Sale Transaction be consummated, Mr. Glazier would no longer be personally liable for such rent payments on the remaining terms of the lease of the Hackensack location. Mr. Glazier would have been liable for payment of rent to the landlord, not to exceed $5,000, for which the Company had agreed to indemnify Mr. Glazier in full.

         The Board of Directors was aware of the foregoing and considered it, among other matters, in approving the Purchase Agreements and the Sale

Transaction. Other than as described above, the Board of Directors is not aware of any potential conflicts of interest management may have in relation to Sale Transaction.

REGULATORY APPROVALS

         No state or Federal regulatory approval is required in connection with the Sale Transaction.

ACCOUNTING TREATMENT

         The Sale Transaction will be accounted for as a sale of certain assets and a transfer of certain liabilities. The sum of the consideration to be received by the Company and the liabilities to be assumed by the Purchasers was materially less than the book value of the assets to be sold at the time that the Purchase Agreement was signed. The Sale Transaction results in a loss of approximately $ 421,000. Despite the loss, management believes the prospect of significant proceeds presents the shareholders with their best opportunity to realize a return on their investment. See "BACKGROUND AND REASONS FOR THE SALE TRANSACTION."

         The Company expects that its accountants, Moore Stephens, P.C., will be present at the Annual Meeting and will be available to respond to reasonable and appropriate questions.

CERTAIN INCOME TAX CONSEQUENCES

         The Company expects to incur a loss for income tax purposes with respect to the Sale Transaction. The Sale Transaction will not result in any direct federal or state income tax consequences to the stockholders of the Company. However, shareholders of the Company are advised to consult with the individual tax attorneys and/or accountants in order to determine the tax consequences of the anticipated receipt of return of capital distributions. The taxable effect of these distributions will vary among shareholders, and will be based in part on a shareholder's basis in his, her or its common stock of the Company.

EFFECT OF THE SALE TRANSACTION ON THE COMPANY'S STOCKHOLDERS

         If the Sale Transaction is consummated, the stockholders of the Company will retain their equity interest in the Company. Such sale will not result in any issuance of any capital stock by the Company nor will it change the rights of the Company's stockholders.

USE OF PROCEEDS OF THE SALE TRANSACTION

         Of the expected net proceeds of the Sale Transaction, the Company anticipates utilizing approximately $150,000 to pay existing obligations, accounts payable and operating expenses, including the salaries of the Company's executive officers; $50,000 to be set aside for the refunding of certain pre-paid student contracts; with the remainding net proceeds to be utilized for working capital needs, potential expansion and/or acquisitions of other businesses, as well as the expenses and costs incurred in connection with the Sale Transaction and other matters, including legal fees. See "THE SALE TRANSACTION -- Background and Reasons for the Sale Transaction" and "ADDITIONAL INFORMATION ABOUT THE COMPANY." Prior to their intended use, the Company will invest available funds in U.S. Treasury and other short term obligations.

MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

[UNAUDITED]

--------------------------------------------------------------------------------

         The following pro forma consolidated balance sheet as of September 30, 1996, and the consolidated statements of operations for the nine months then ended and the year ended December 31, 1995, give effect to the following:

The sale by the Company and its five [5] wholly-owned subsidiaries of substantially all of the assets of the five subsidiaries to the purchasers for an aggregate price of $505,000 in cash and promissory notes. The purchasers will own and operate the karate centers under the trade name "Tiger Schulman's Karate."

A reverse stock split of the Company's issued common stock, par value $.0001 per share, on the basis of one new share of common stock for each five [5] shares of common stock outstanding.

The amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 shares to 40,000,000 shares.

The pro forma consolidated balance sheet assumes the sale of assets was consummated on September 30, 1996. The pro forma consolidated statements of operations give effect to this transaction, as if it had occurred at the beginning of the earliest period presented. These pro forma consolidated financial statements may not be indicative of the results that actually would have occurred if the sale of assets had taken place on the dates indicated.

MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
--------------------------------------------------------------------------------

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1996.
[UNAUDITED]
--------------------------------------------------------------------------------

                                                                                         Pro Forma
                                           Historical              Pro Forma            As Adjusted
                                          September 30,         Adjustments for        September 30,
                                             1 9 9 6            Divestment [1]            1 9 9 6
                                             -------            ----------                -------
Assets:
Current Assets:
   Cash and Cash Equivalents           $       1,082,236      $       148,625          $     1,230,861
   Accounts Receivable                            76,533                   --                   76,533
   Inventory                                      66,365                   --                   66,365
   Miscellaneous Receivables                      11,484                   --                   11,484
   Prepaid Expenses                               33,296                   --                   33,296
   Notes Receivable                                   --              110,000                  110,000
                                       -----------------      ---------------          ---------------

   Total Current Assets                        1,269,914              258,625                1,528,539
                                       -----------------      ---------------          ---------------

Property and Equipment:
   Office Equipment                              120,001              (28,640)                  91,361
   Furniture and Fixtures                        197,466             (107,356)                  90,110
   Leasehold Improvements                      1,227,012           (1,062,178)                 164,834
   Auto and Trucks                                50,326                   --                   50,326
                                       -----------------      ---------------          ---------------

   Totals - At Cost                            1,594,805           (1,198,174)                 396,631
   Less: Accumulated Depreciation                380,117             (215,050)                 165,067
                                       -----------------      ---------------          ---------------

   Property and Equipment - Net                1,214,688             (983,124)                 231,564
                                       -----------------      ---------------          ---------------


Other Assets:
   Investment in a Limited Partnership         1,500,000                   --                1,500,000
   Security Deposits                              96,278              (57,681)                  38,597
   Start-Up Costs                                 13,755                   --                   13,755
   Notes Receivable                                   --              170,000                  170,000
                                       -----------------      ---------------          ---------------

   Total Other Assets                          1,610,033              112,319                1,722,352
                                       -----------------      ---------------          ---------------

   Total Assets                        $       4,094,635      $      (612,180)         $     3,482,455
                                       =================      ===============          ===============



See Notes to Pro Forma Consolidated Financial Statements.

MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1996.
[UNAUDITED]
--------------------------------------------------------------------------------

                                                                                                       Pro Forma
                                                         Historical              Pro Forma            As Adjusted
                                                        September 30,         Adjustments for        September 30,
                                                           1 9 9 6            Divestment [1]            1 9 9 6
                                                           -------            ----------                -------

Liabilities and Stockholders' Equity:
Current Liabilities:
   Accounts Payable and Accrued Expenses             $         135,639      $            --          $       135,639
   Deferred Revenue                                            214,894             (126,716)                  88,178
                                                     -----------------      ---------------          ---------------
   Total Current Liabilities                                   350,533             (126,716)                 223,817

Long-Term Liability:
   Deferred Revenue                                            107,744              (64,040)                  43,704
                                                     -----------------      ---------------          ---------------

   Total Liabilities                                           458,277             (190,756)                 267,521
                                                     -----------------      ---------------          ---------------

Commitments and Contingencies                                       --                   --                       --
                                                     -----------------      ---------------          ---------------

Stockholders' Equity:
   Common Stock, $.0001 Par Value, 15,000,000
              Shares, 40,000,000 As Adjusted [3],
              Authorized, 10,350,000 Issued and
              Outstanding, 2,070,000 As Adjusted [2]               535                   --                      207

   Paid-in Capital                                           7,387,992                   --                7,388,320

   Accumulated [Deficit]                                    (3,752,169)            (421,424)              (4,173,593)
                                                     -----------------      ---------------          ---------------

   Total Stockholders' Equity                                3,636,358             (421,424)               3,214,934
                                                     -----------------      ---------------          ---------------

   Total Liabilities and Stockholders' Equity        $       4,094,635      $      (612,180)         $     3,482,455
                                                     =================      ===============          ===============

See Notes to Pro Forma Consolidated Financial Statements.

MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
--------------------------------------------------------------------------------

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS
ENDED SEPTEMBER 30, 1996.
[UNAUDITED]
--------------------------------------------------------------------------------

                                                                                               Pro Forma
                                                 Historical              Pro Forma            As Adjusted
                                                September 30,         Adjustments for        September 30,
                                                   1 9 9 6            Divestment [1]            1 9 9 6
                                                   -------            ----------                -------

Sales                                        $       1,229,623      $      (708,440)         $       521,183
                                             -----------------      ---------------          ---------------

Cost of Expenses:
   Cost of Accessories Sold                             89,006              (59,700)                  29,306
   Salaries and Payroll Taxes                          820,002             (404,715)                 415,287
   Rent Expenses                                       433,903             (327,738)                 106,165
   Other General and Administrative Expenses           821,073             (521,989)                 299,084
                                             -----------------      ---------------          ---------------

   Total Costs and Expenses                          2,163,984           (1,314,142)                 849,842
                                             -----------------      ---------------          ---------------

   [Loss] from Operations                             (934,361)             605,702                 (328,659)
                                             -----------------      ---------------          ---------------

Other Income [Expense]:
   Interest Income                                      62,018                   --                   62,018
   Bad Debt Expense                                    (11,340)                  --                  (11,340)
   Dividend Income                                       3,304                   --                    3,304
   Gain on Sale of Securities                          438,527                   --                  438,527
                                             -----------------      ---------------          ---------------

   Other Income - Net                                  492,509                   --                  492,509
                                             -----------------      ---------------          ---------------

   [Loss] Income from Continuing
              Operations                     $        (441,852)     $       605,702          $       163,850
                                             =================      ===============          ===============


   [Loss] Income from Continuing
              Operations Per Share           $             (.08)                             $              .08
                                             ==================                              ==================

   Weighted Average Number of Shares
              Outstanding                            5,350,000                                     2,070,000
                                             =================                               ===============

See Notes to Pro Forma Consolidated Financial Statements.

MASTER GLAZIER'S KARATE INTERNATIONAL, INC.
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
[UNAUDITED]
--------------------------------------------------------------------------------

[1] To reflect the sale of assets of Hicksville Karate, Inc., Great Neck Karate, Inc., Ramsey Karate Center, Inc., Hackensack Karate, Inc. and Paramus Karate to the purchasers for an aggregate price of $505,000 consisting of $225,000 in cash and an aggregate of $280,000 in promissory notes and to reflect receipt of cash and notes. Also, to reflect the cancellation fees of $76,375 pertaining to two operating leases.

[2] To reflect a one-for-five reverse stock split of the common stock of the Company.

[3] To reflect the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 shares, par value $.0001 per share to 40,000,000 shares, par value $.0001 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS  OF OPERATIONS.

         For the Nine Months Ended September 30, 1996 and Pro Forma Nine Months Ended September 30, 1996.

         For the purposes of managements's discussion and analysis the periods referenced are the nine months ended September 30, 1996, (hereinafter referred to as "Historical") and the pro forma adjusted period of September 30, 1996, (hereinafter referred to as "Pro Forma"). The Pro Forma period takes into consideration the effect of the sale of substantially all of the assets of five
(5) of the Company's wholly owned subsidiaries Great Neck Karate, Inc., Hicksville Karate, Inc., Paramus Karate, Inc., Hackensack Karate Inc., and Ramsey Karate Centers (collectively hereinafter referred to as the "Subsidiaries") and the Reverse Stock Split of the Company's issued common stock.

         On October 18, 1996, the Company entered into convertible stock subscription agreements pursuant to which the subscribers purchased an aggregate of 750,000 shares the Registrant's Series A Preferred Stock for $1.20 per share. On December 26, 1996, the Company entered into a Stock Exchange Agreement with the Subscribers pursuant to which all of the outstanding shares of Preferred Stock were redeemed and cancelled by the Company in exchange for 5,000,000 shares of Common Stock and options to purchase 10,000,000 shares of Common Stock. The Pro Forma adjusted balance sheet reflects the shares pertaining to the Stock Exchange Agreements but does not reflect the cash proceeds of $900,000 received from the sale of Preferred Stock.

         The Pro Forma balance sheet adjustment of $148,625 for cash reflects cash proceeds of $225,000 from the sale of the assets of the Subsidiaries and a $76,375 cost of cancellation of the Great Neck and Hicksville leases. The $57,681 adjustment to security deposits reflects the forfeiture of certain security deposits caused by the assignment of leases of the Subsidiaries to the Purchasers. The $983,124 Pro Forma balance sheet adjustment for property and equipment net of accumulated depreciation, reflects the sale of the assets of the Subsidiaries.

         The Company had a Pro Forma reduction in liabilities of $190,756. The liability consisted of deferred revenue from prepaid membership tuition. This debt was assumed in part by the Purchasers of the Subsidiaries.

         On October 24, 1996 the Company received $379,500 which represents a distribution of sales proceeds pertaining to its investment in a limited partnership. These proceeds were not reflected in the Pro Forma financial statements.

         The Company had Historical and anticipates Pro Forma sales of $1,229,623 and $521,183 respectively. Sales were derived predominantly from membership tuition. The $708,440 reduction in sales takes into account the loss of revenues due to the closing of operations of the Company's Subsidiaries. Pro Forma sales of $521,183 were derived from sales generated by the Allentown and Bethlehem karate centers still in operation.


         The Company anticipates a $1,314,142 reduction in operating expenses due to the sale of the Subsidiaries assets. The major components of operating expenses consists of the following:

                                            Historical            Pro Forma
                                         September 30, 1996   September 30, 1996

Cost of Accessories Sold                      $89,006              $29,306
Salaries and Payroll Taxes                    820,002              415,287
Rent Expenses                                 433,903              106,165
Other General and Administrative Expenses     821,073              299,084
                Total                      $2,163,984             $849,842

                The anticipated reduction in rent and cost of goods sold of $327,738 and $59,700, respectively, are directly attributable to expenses incurred in the operations of the Subsidiaries. The $404,715 reduction in salaries and payroll taxes is comprised of $290,782 of Subsidiaries operating expenses and $113,933 due to staff downsizing of the Company attributable to operations of the Subsidiaries.

                The Company anticipates that other general and administrative expenses would be reduced on a Pro Forma basis by $521,989 of which $446,989 are directly attributable to expenses of the subsidiaries and $75,000 are expenses incurred by the Company attributable to operations of the subsidiaries. The Company anticipates that further reductions in general and administrative expenses could be realized as operations of the Subsidiaries are closed down.

                The Pro Forma adjusted loss from operations of $328,659 as compared to a historical loss of $934,361 directly reflects the effect of the sale of substantially all of the assets of the Subsidiaries and the subsequent closing of their operations. After taking into consideration other income including a $438,527 gain on the sale of securities, the Company anticipates a Pro Forma net gain from operations of $163,850 as compared to a historical net loss from operations of $441,852.

                The loss/gain per share from continuing operations historically and Pro Forma are ($.08) and $.08 per share, respectively. The Pro Forma $.08 per share gain reflects the effects of the sale of substantially all of the assets of the Subsidiaries, the issuance of 5,000,000 shares of common stock pertaining to the Stock Exchange Agreement, and the reverse stock split of the Company's issued common stock on the basis of one (1) new share of common stock for each five (5) shares of common stock outstanding.

PLANS FOR THE OPERATION OF THE COMPANY FOLLOWING THE SALE TRANSACTION

                Following the closing of the Sale Transaction, the Company plans to continue to operate its two (2) remaining Karate Centers while attempting to identify potential purchasers of the remaining Karate Centers and to pursue the acquisition of an alternative business. There can be no guarantee that the

Company will be successful in locating a purchaser who is interested in the remaining Karate Centers.

                The Company will continue to operate its remaining Karate Centers until it can dispose of such Karate Centers. Revenues from continuing operations, and proceeds received by the Company from payments made on outstanding promissory notes will be applied to the payment of operational expenses, and working capital needs. If the Company should sell its remaining Karate Centers, management of the Company intends to utilize its note principal proceeds and its then remaining revenues to make payment of any expenses related to the continued existence of the Company. Management anticipates that the Company's cash inflows would at such time consist of payments under the Note and the other promissory notes that the Company will have received in its Karate Center dispositions. Management of the Company has no present intention to liquidate or dissolve the Company, or to engage in a going private transaction.

                After consummation of the Sale Transaction, the Company anticipates that operations will result in minor cash flow and operating losses due to (i) operating losses at Allentown Karate, Inc. and Bethlehem Karate, Inc., and (ii) corporate overhead expenses. Operational cash flow shortages are expected to mitigated by proceeds from repayment of the Note. See "PRO FORMA CONSOLIDATED FINANCIAL INFORMATION." Upon the Closing of the Sales Transactions, the Company will be able to refocus its energies on more profitable businesses, however, the Company has no current arrangements or agreements to acquire an alternative business.

OTHER PROPOSED ACTION

The Board of Directors does not intend to bring any other matters before the meeting, nor does the Board of Directors know of any matters which other persons intend to bring before the meeting. If, however, other matters not mentioned in this Proxy Statement properly come before the Annual Meeting, the persons named in the accompanying form of Proxy will vote thereon in accordance with the recommendation of the Board of Directors.

STOCKHOLDER PROPOSALS AND SUBMISSIONS

If any Stockholder wishes to present a proposal for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the 1997 Annual Meeting of Stockholders, that proposal must be presented to the Company's secretary prior to January 31, 1998.


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

                                     MASTER GLAZIER'S KARATE INTERNATIONAL, INC.

January    , 1997                    By:
                                        ----------------------------------------
                                        Mark Glazier
                                        President and Chief Financial Officer

MASTER GLAZIER'S KARATE INTERNATIONAL(R), INC.                             PROXY
                 Master Glazier's Karate International,(R), Inc.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE CLEARLY INDICATE A RESPONSE BY CHECKING EITHER THE PROXY (THE "PROXY") [FOR] OR [AGAINST] BOX NEXT TO EACH OF THE TWO (2) PROPOSALS

                The undersigned hereby appoint(s) Mr. Mark Glazier with the power of substitution and resubstitution to vote any and all shares of capital stock of Master Glazier's Karate International, Inc. (the "Company") which the undersigned would be entitled to vote as fully as the undersigned could do if personally present at the Annual Meeting of the Company, to be held on March 14, 1997, at 9:00 A.M. local time, and at any adjournments thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the notice of any proxy statement for the Annual Meeting (receipt of which is hereby acknowledged):

1.              ELECTION OF DIRECTORS

                   VOTE

|_| FOR ALL nominees list below EXCEPT as marked to the contrary below

|_| WITHHOLD AUTHORITY to vote for ALL nominees listed below (INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below.)

|_|                ABSTAIN

                   Mark Glazier, Richard Schechtman

2.              RATIFY APPOINTMENT

|_|                FOR Moore Stephens, P.C.

|_|                WITHHOLD AUTHORITY

|_|                ABSTAIN

3.              REVERSE STOCK SPLIT

|_|                FOR Reverse Stock Split

|_|                WITHHOLD AUTHORITY

|_|                ABSTAIN


4.              INCREASE NUMBER OF AUTHORIZED SHARES

|_|                FOR Increase Number of Authorized Shares

|_|                WITHHOLD AUTHORITY

|_|                ABSTAIN

5.              THE SALE TRANSACTION

|_|                FOR Approve the Sale Transaction

|_|                WITHHOLD AUTHORITY

|_|                ABSTAIN

                THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR ELECTION OF THE THREE (3) NOMINEES NAMED IN ITEM 1 AND MOORE STEPHENS, P.C. AS AUDITOR IN ITEM 2.

                In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

                Please mark, sign date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MASTER GLAZIER'S KARATE INTERNATIONAL(R), INC.

                Dated:
                      -----------------------------------

                -----------------------------------------
                Signature

                -----------------------------------------
                Signature if jointly owned:

                -----------------------------------------
                Print name:

                Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please include full title as such. If the shares of capital stock are owned by a corporation, sign in the full corporate name by an authorized officer. If the shares of capital stock are owned by a partnership, sign in the name of the partnership by an authorized officer.

             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                            IN THE ENCLOSED ENVELOPE